Exhibit 99.1

Tropicana Reaches Accommodation with Senior Lenders
Proceeds from strategic Evansville and Vicksburg sales coupled with
Atlantic City trust sale to be used to pay down senior debt
CRESTVIEW HILLS, Ky.—(BUSINESS WIRE)—Tropicana Entertainment, LLC announced today that its senior lenders have agreed to forbear for up to one year from declaring a default under the senior credit facility arising out of the recent refusal by the New Jersey Casino Control Commission (the “Commission”) to renew the company’s license to operate the Tropicana Casino and Resort in Atlantic City, New Jersey (the “Tropicana AC”). The forbearance agreement is effective as of December 12, 2007, the date on which the Commission made its decision concerning the Tropicana AC’s license.
On December 19, the company also confirmed with the trustee overseeing the Tropicana AC that cash flow will continue to be available to the company to service the Tropicana AC’s allocated portion of the company’s overall debt. The company intends to work cooperatively with the trustee to facilitate the sale of the Tropicana AC as soon as is practicable. The company also plans to sell its casino property in Evansville, Indiana. The proceeds from the sales of the two properties, along with those from the previously announced sale of the casino in Vicksburg, Mississippi, are required under the forbearance agreement to be applied to repay outstanding debt under the company’s senior credit facility. The company expects that the net proceeds from the sales will be sufficient to pay all or substantially all of its debt under the senior credit facility.
“We are pleased to have reached an accommodation with our senior lenders and the trustee overseeing the Tropicana Atlantic City so that we can proceed with the orderly sale of our properties in Atlantic City, Evansville and Vicksburg, retire our senior credit facility and position our company for long-term growth,” said William J. Yung, Chief Executive Officer and President of Tropicana Entertainment.
The forbearance agreement preserves the company’s ability to borrow revolving loans under a $90 million revolving loan commitment, which was reduced from an original amount of $180 million, and provides for accrual of interest at the same increased rate that could have been imposed by the lenders absent the agreement to forbear. The forbearance period of up to one year is subject to reduction under certain enumerated circumstances.

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About Tropicana Entertainment
Tropicana Entertainment, an indirect subsidiary of Tropicana Casinos and Resorts, is one of the largest privately-held gaming entertainment providers in the United States. Additional information can be found on the Company’s website at www.tropicanacasinos.com. None of the information contained on the Company’s website shall be deemed incorporated by reference or otherwise included herein.
Forward Looking Statements
This press release contains “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements frequently contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, new projects, strategies, future performance, the outcomes of contingencies and future financial results of Tropicana Entertainment. These forward-looking statements are based on current expectations and projections about future events.
You are cautioned that forward-looking statements are not guarantees of future performance and you should not place undue reliance on them. Numerous risks and uncertainties (including those described in the filings the Company has made with the Securities and Exchange Commission), and the occurrence of future events, may cause actual results to differ materially from those anticipated at the time the forward-looking statements are made. Such risks and uncertainties include, but are not limited to, the following factors: The effects of a potential event of default under the Company’s Senior Credit Facility; the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming and hotel industries in particular; operating risks associated with the gaming and hospitality industries, including, among others, the cyclicality of each of them and the potential for abnormal holds at the Company’s gaming properties; construction factors, including delays, increased costs for labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues; the impact on travel resulting from the insolvency of certain air carriers, increased fuel prices and security precautions; the Company’s ability to effect sales of non-strategic gaming properties at anticipated prices; access to available and reasonable financing on a timely basis; changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation; the Company’s ability to recoup costs of capital investments through higher revenues; acts of war or terrorist incidents or natural disasters; and the effects of competition.
Although the Company believes that its current expectations are based on reasonable assumptions, it can give no assurance that its expectations will be attained or that actual results will not differ materially from its expectations. Any forward-looking statements contained in this earnings

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release are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company disclaims any obligation to update these forward-looking statements.
Contacts
Tropicana Entertainment
Investors:
Derek Haught, 859-669-1500
or
Beacon Advisors
Media:
Hud Englehart, 513-533-4800